Delisting Determination, The Nasdaq Stock Market, LLC, July 2, 2025, Advanced Health Intelligence Ltd.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Advanced Health Intelligence Ltd.
effective at the opening of the trading session on August 15, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b).
The Company was notified of the Staff determination on May 7, 2024.
On May 10, 2024 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On June 20, 2024 the hearing was held. On June 8, 2024 the Panel reached a decision and a Decision letter was issued on June 9, 2024. On July 26, 2024 the Panel determined to delist the security of the Company because the Company failed to regain compliance as set forth in the Panel decision
Decision letter dated June 9, 2024.
On July 26, 2024, the Company was informed that it would be suspended from the Exchange.
The Company security was suspended on July 30, 2024.
The Company appealed the suspension on August 8, 2024.
The Exchange reviewed the record in its entirety and affirmed the decision of the Panel. The Staff determination to delist the Company security became final on March 19, 2025.